Exhibit 99.1

Kellogg Company News

For release:	November 11, 2009
Analyst Contact:	Kathryn Koessel, (269) 961-9089
Media Contact:	Kris Charles, (269) 961-3799

KELLOGG COMPANY ANNOUNCES EXTENSION OF THE EARLY TENDER DATE OF ITS

CASH TENDER OFFER FOR 6.60% NOTES DUE 2011

BATTLE CREEK, Mich. – November 11, 2009 - Kellogg Company (NYSE: K) today announced that it has extended the Early Tender Date for its previously announced offer to purchase for cash (the “Tender Offer”) of up to $500 million aggregate principal amount (the “Offer Cap”) of its 6.60% Notes due 2011 (the “Notes”) until 5:00 p.m. New York City time on November 18, 2009.

According to information provided by the depositary and information agent for the Tender Offer, the approximate aggregate principal amount of the Notes listed below were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on November 10, 2009.

Title of Security	CUSIP / ISIN Numbers	Offer Cap	Principal Amount Outstanding	Principal Amount Tendered
6.60% Notes due 2011	487836AS7 487836AN8 US487836AS72 US487836AN85	$500,000,000	$1,428,000,000	$418,858,000

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Withdrawal rights for the Tender Offer have expired, unless reinstated by Kellogg.

Holders who have not already tendered their Notes may continue to do so at any time prior to 5:00 p.m., New York City time, on December 3, 2009, unless extended by Kellogg. Holders of Notes that validly tender their Notes on or before the Early Tender Date (as extended) and whose Notes are accepted for purchase will receive the Total Consideration, as described in the Offer to Purchase.

Kellogg currently intends to commence in the near future a public offering of unsecured senior debt securities in order to fund the Tender Offer. The Tender Offer is conditioned on the receipt of net proceeds from the public offering in an aggregate amount at least equal to the Offer Cap, as well as certain other conditions set forth in the Offer to Purchase. The Tender Offer is not conditioned on a minimum amount of Notes being tendered, and Kellogg reserves the right to waive all unsatisfied conditions. This press release should not be deemed to be an offer to sell or a solicitation of an offer to buy any securities of Kellogg in the Public Offering or any other transaction.

Kellogg may amend, extend or terminate the Tender Offer at any time. In addition, Kellogg reserves the right to increase the Offer Cap for the Notes at any time, which could result in purchasing a greater principal amount of Notes in the Tender Offer.

The complete terms and conditions of the Tender Offer (including terms not defined herein) are set forth in the Offer to Purchase dated October 28, 2009, and in the accompanying Letter of Transmittal that was sent to holders of the Notes. Holders are urged to read these Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corp., at (866) 795-2200 (toll-free) or (212) 430-3774 (collect).

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are serving as Dealer Managers. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at: (800) 828-3182 (toll-free) or (212) 902-5183 (collect) or Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll-free) or (212) 761-5384 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Kellogg is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Kellogg, the Dealer Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

About Kellogg Company

With 2008 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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